Exhibit 2

GasLog Ltd.

Lock-Up Agreement

June 22, 2020

Re:                             GasLog Ltd. — Lock-Up Agreement

Ladies and Gentlemen:

The undersigned has entered into a Share Purchase Agreement with GasLog Ltd., a Bermuda exempted company (the “Company”), to purchase 6,500,000 common shares, par value $0.01 per share, of the Company (such purchased shares, the “Common Shares”) as part of the Company’s private placement of common shares with certain investors.

In consideration of the agreement by the Company to offer and sell the Common Shares, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of the Common Shares, or any options or warrants to purchase the Common Shares, or any securities convertible into, exchangeable for or that represent the right to receive the Common Shares, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively the “Undersigned’s Shares”).  The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Common Shares would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Common Shares.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the signing of the Share Purchase Agreement.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts or as a contribution in rem to surplus of a company, provided that the donee or donees or contributees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) with the prior written consent of the Company, (iv) to any of its Affiliates (as such term is defined in the Rule 405 under the U.S. Securities Act of 1933, as amended) or as distributions to members, general partners and limited partners or shareholders of the undersigned who, in any case under this clause (iv), agree to be bound by the terms of this Lock-Up Agreement, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made, or (v) in the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Shares, provided that such plan does not provide for the transfer of Common Shares during the Lock-Up Period.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the Undersigned’s Shares to any wholly owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding Common Shares subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such Common Shares except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value.  The undersigned now has, and, except as contemplated by clauses (i) through (v) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company is relying upon this Lock-Up Agreement in proceeding toward consummation of the private placement.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

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If (i) the Company notifies you in writing that it does not intend to proceed with the private placement or (ii) for any reason the Share Purchase Agreement shall be terminated prior to the Closing Date (as defined in the Share Purchase Agreement), the provisions of this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

Very truly yours,

/s/ Ilias Iliopoulos
Blenheim Holdings Ltd.

Ilias Iliopoulos
Authorized Signature

Director
Title